Exhibit 99.1
Investor Relations Contact:
Raphael Gross of ICR
203.682.8200
FOR IMMEDIATE RELEASE
KONA GRILL ANNOUNCES RECORD DATE AND EXPIRY DATE FOR PROPOSED RIGHTS OFFERING
Scottsdale, Arizona; (Business Wire) April 9, 2009 — Kona Grill, Inc. (Nasdaq: KONA) (the “Company”) announced today that its Board of Directors has set April 17, 2009 as the record date (the “Record Date”) for its previously disclosed rights offering. Pursuant to the rights offering, holders of the Company’s outstanding common stock on the Record Date will receive one non-transferable basic subscription right for every 2.5 shares of common stock owned on the Record Date. In general, under standard three day stock settlement procedures, persons who wish to purchase additional shares of the Company’s common stock and receive the subscription rights applicable to those shares, or who wish to sell shares of the Company’s common stock and not be entitled to the subscription rights as to the shares sold, would be required to effect the trade by close of trading on April 14, 2009. Each basic subscription right entitles holders to purchase one share of the Company’s common stock at a purchase price of $1.35 per share. Shares of the Company’s common stock that are not subscribed for under the basic subscription rights will be offered to certain holders of the Company’s outstanding indebtedness, at the same purchase price per share. An aggregate of approximately 2.6 million shares of common stock will be available for purchase in the rights offering.
Rights offering materials, including a prospectus and the subscription rights certificates, will be mailed on or about April 24, 2009 to eligible stockholders. The prospectus will contain important information about the rights offering, and stockholders are urged to read the prospectus carefully when available.
The rights offering will expire at 5:00 p.m. Eastern Daylight Time on May 22, 2009, unless extended by the Company.
This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, any securities, nor shall there be any sale of securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. The rights offering will be made only by means of a prospectus. When available, copies of the prospectus may be obtained from the Company’s information agent, Morrow & Co., LLC, 470 West Avenue — 3rd Floor, Stamford, CT 06902; (800) 607-0088 (toll-free), (203) 658-9400 (collect).
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About Kona Grill
Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar and is open daily for lunch and dinner. For further information, please visit our website at www.konagrill.com.